  EXHIBIT 10.6

EMPLOYMENT, CONFIDENTIALITY

AND NON-SOLICITATION AGREEMENT

THIS EMPLOYMENT, CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT dated as of September 7, 2017 is by and between Fision Holdings, Inc., a Minnesota corporation (hereinafter “Company” or “FISION” or “Employer”) and Jason Mitzo, a resident of Minnesota (“Employee” or “Mitzo”), whose social security number is xxx-xx-9129. This agreement supersedes any previous agreements between the Company and Employee.

WHEREAS, FISION desires to have the availability of Employee’s expertise in general sales management and operations, marketing, and business leadership as an Employee; and

WHEREAS, Employee desires to be employed by Employer to provide such services; and

WHEREAS, Employer and Employee have reached this Agreement in good faith and in arm’s length negotiations, separate and apart from any other agreements.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants set forth below, the parties hereto agree as follows:

1.    Duration of Employment. Effective September 1, 2017, Employee is hired by FISION in the capacity of Chief Revenue Officer (CRO), and shall remain employed until terminated as provided herein.

2.    Duties of Employee. In accepting employment by FISION, Employee shall undertake and assume the responsibilities and duties as follows:

a.	Employee to perform in the function of Chief Revenue Officer, (“CRO”) of FISION on a full-time basis;

b.	CRO to report to the Chief Executive Officer of FISION;

c.	CRO has P&L responsibility for all FISION sales operating functions;

d.	CRO has direct responsibility for sales, marketing and all other functions, as required by the Chief Executive Officer.

e.	CRO to provide strategic sales and marketing direction and company vision;

f.	CRO acts in the capacity of a Corporate Officer of FISION;

g.	CRO attends any and all Board of Advisors’ meetings, as directed by the Chief Executive Officer;

h.	Employee to use best efforts to promote the sales and marketing of FISION products and services;

i.	Employee to perform all responsibilities and duties in a professional manner;

j.	Employee to promptly comply with all policies, rules and regulations that may be issued from time to time by FISION; and

k.	Employee agrees to devote his best efforts and all necessary time, energy and efforts to the position set forth above. Employee will not engage in any consulting, freelance or part-time position or work without the prior written consent of FISION, which would limit in any respect Employee’s ability to devote time, energy and efforts as required herein. Such written consent shall not be unreasonably withheld by FISION.

3. Compensation. Employee’s compensation plan is set out in Addendum “A” attached hereto and by reference made a part hereof.

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4. Additional Benefits. In addition to the compensation referred to in Section 3 above, Employee shall be entitled, during the term of this Agreement, to participate in the fringe benefits programs provided by Employer to its employees, including without limitation, participation in any medical, dental or other group health plans or accident benefits, disability benefits, life insurance benefits, pension or profit-sharing plans, as shall be instituted by Employer, in its sole discretion. Employee shall be entitled to and FISION agrees to grant Employee one month of severance pay for every year of service (employment) to the Company in the event of termination. For purposes of this agreement, the company recognizes an effective employment start date of January 30th, 2012. In the event of a change of control of the Company, the severance package to the Employee in the event of termination will be three months.

Any of the additional benefits referenced in this Section 4 and provided by Employer to its Employees may be terminated or amended at any time by Employer and in no event shall Employer have a continuing obligation to procure and obtain any of the benefits referenced therein for the Employee or the Employee’s family. In the event that any benefit referenced above is terminated or amended on a company-wide basis, such termination or amendment shall in no way effect Employee’s covenants, agreements and obligations pursuant to this Agreement.

In addition to the compensation and benefits set forth herein, FISION shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee within the guidelines established, from time to time by the Officers of the Company. All approved business expenses and reimbursements will be paid to Employee after Employee submits a timely general expense report with supporting documents of actual expenses incurred, to be approved by either the Chief Executive Officer or Chief Financial Officer.

5. Term and Termination of Employment. The employment of Employee is effective on the date set out in Paragraph 1 and shall remain in effect until terminated as set forth below.

The term of the employment agreement shall be twelve months, and will automatically renew for successive twelve month increments, unless terminated by either party. Upon termination for any reason, Employee shall concurrently resign as an officer of the company.

Upon termination for any reason, Employee would have up to 60 days from termination date to exercise any vested stock options. FISION would at its option also be able to repurchase any FISION stock owned by Employee at the then prevailing fair market value within 61 days of termination. At the time of termination, if there is a pending merger, sale, IPO or liquidation transaction, then Employee, at his option, may elect to have the fair market value be determined by the subsequent valuation at any time prior to the closing of such transaction.

A “for cause” termination by FISION shall be defined as (a) materially adverse and deliberate dishonesty, fraud, injury or attempted injury by Employee, in each case related to FISION or its business, (b) any criminal activity of a serious nature in which Employee is formally charged or convicted, (c) any materially adverse breach of this Agreement where Employee failed to perform the duties of its job assigned to it by the Board of Directors of FISION as specified with written notice to Employee and where Employee has not corrected such materially adverse deficiency in performing its duties for a period of fifteen (15) days after such written notice.

Those provisions of this Agreement which, by their terms, continue after termination of the engagement relationship (including, without limitation, paragraphs 6, 7, 8, 9 and 13) shall survive termination and remain in full force and effect.

6. Confidential Information and Trade Secrets. Employee recognizes that Employee’s position with FISION is one of trust and confidence. During the course of Employee’s employment with FISION, Employee will become acquainted with confidential information relating to FISION’s business including, without limitation, information relating to FISION’s vendor relationships, to FISION’s business allies, to FISION’s customers, to FISION’s strategic and marketing plans, to FISION’s finances and pricing, to FISION’s software applications, and to FISION’s proprietary processes and methods of doing business. Employee understands and agrees that there is independent economic value in not having FISION’s confidential and proprietary information known to others in the industry.

Therefore, by accepting employment with FISION, Employee agrees to respect all confidences and not to, directly or indirectly, use any of FISION’s confidential or proprietary information for its own benefit or divulge any of FISION’s confidential or proprietary information to any third party. Employee further agrees to cooperate in all efforts to see that the confidentiality of the information with which Employee deals, and to which Employee has access, will be maintained.

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7. Inventions and Intellectual Property. Employee agrees that all copyrightable materials, trademarks, inventions, discoveries, designs, product developments, computer software, and any other intellectual property which are, or have been developed or conceived by Employee, either solely or jointly with others (a) in the course of performance of its duties on behalf of FISION, or (b) utilizing the equipment, supplies, facility or information of FISION, or (c) relating to, or capable of being used or adopted for use in connection with the business of FISION, shall inure to, and be the property of FISION. Any such copyrightable material, trademark, invention, discovery, design, product development, computer software, or other similar property must be promptly disclosed to FISION.

Employee agrees to execute such documents and provide such assistance as FISION may reasonably request in order to enable it (a) to apply for a copyright, registered design, registered trademark, patent, or other protection for any copyrightable material, trademark, invention, discovery, design, product development, computer software, or other similar property described above, or (b) to be vested with exclusive title, free and clear of any liens or encumbrances, to any such copyrights, trademarks, trade names, inventions, discoveries, designs, product developments, patents, and any similar property. If any such request for assistance occurs after termination of Employee's employment with FISION, Employee shall be entitled to reimbursement of all reasonable expenses incurred by it as a consequence of that assistance, including reimbursement for the value of its time at a reasonable hourly rate.

NOTICE: This paragraph does not apply to a past or future invention for which (1) no equipment, supplies, facilities or trade secret information of FISION was used and (2) which was developed entirely on Employee's own time, and (3) which does not relate (i) directly to the business of FISION, or (ii) to FISION’s actual or demonstratively anticipated research or development and (4) which does not result from any work performed by Employee for FISION.

8. Non-Solicitation. In view of the unique value to FISION of the services to be performed by Employee, the Confidential Information to be acquired, obtained by or disclosed to Employee, and as a material inducement to FISION to enter into this Agreement and to pay and provide to Employee the compensation and benefits referred to in this Agreement, Employee covenants and agrees that, during the term of Employee’s employment with FISION, and for a period of eighteen (18) months thereafter, Employee will not, on behalf of anyone other than FISION (including Employee);

(a) directly or indirectly solicit, contact, sell to, service, or assist in the solicitation, contact, sales or services to customers, prospective customers, vendors, referral sources, or strategic allies of FISION with whom Employee had any contact during Employee’s engagement with FISION if that solicitation, contact, sales, or service, or assistance with solicitation, contract, or sales relates to a product or service which is offered by FISION, or

(b) directly or indirectly, induce, encourage, solicit, or assist in the inducement, encouragement, or solicitation of Employees, vendors, customers, or business allies to terminate their relationships with FISION.

9. Breach of Covenants. The terms of paragraphs 6, 7 and 8 shall be enforceable in both law and equity, including by temporary restraining order or injunction, notwithstanding the existence of any claim or cause of action between the parties, whether predicated on this Agreement or otherwise. The parties agree that in the event of a breach by Employee of any of the terms of paragraphs 6, 7 and 8, FISION would suffer irreparable harm. In the event FISION brings any proceedings to enforce the provisions of paragraphs 6, 7 and 8 of this Agreement, the prevailing party shall be entitled to recover costs, including reasonable attorneys’ fees.

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10. Waiver. The waiver by FISION of due performance of, or compliance with any provisions of this Agreement shall not operate or be construed as a waiver of its right to demand due performance or compliance by Employee thereafter.

11. Severability. In the event that any term or portion of this Agreement is determined to be invalid or unenforceable, the parties intend and agree that the remaining terms shall continue to be valid and enforceable in all respects. Moreover, the parties intend and agree that the non-solicitation provisions of paragraph 8 of this Agreement may be judicially modified so as to make them enforceable should a court believe that they are overbroad in any respect.

12. Assignment and Modification. The rights and obligations of FISION under this Agreement shall inure to the benefit of, and be binding upon the successors and assigns of FISION. The rights and obligations of Employee under this Agreement, however, shall not be assigned to others.

13. Arbitration. This Agreement is deemed to have been made in the State of Minnesota and shall be interpreted pursuant to Minnesota law. The parties shall make good faith efforts to work through any disputes over the language or intent of this Agreement or over the performance of obligations hereunder. However, any unresolved disputes arising from, or relating to this Agreement or the relationship between the parties shall be resolved through binding arbitration conducted under the auspices of the American Arbitration Association at its Minneapolis, Minnesota office. The parties shall equally split the cost of any arbitration but the arbitrator is empowered to award to the prevailing party reimbursement of those costs. The existence of this arbitration clause shall not prevent FISION from initiating suit to seek injunctive relief in the manner contemplated in paragraph 9 above. However, any damage claim, including damage claims arising from the same alleged breach, which resulted in a suit for injunctive relief, shall be resolved through binding arbitration. Either party shall be entitled to docket an arbitration award in any court of competent jurisdiction.

14. Governing Law. The parties agree that this Agreement has been executed in the State of Minnesota and shall be governed in all respects by the laws of said state.

15. Entire Agreement. This document contains the entire agreement of the parties relating to the subject matter hereof. No waiver, change or modification of any of the terms hereof shall be binding on either party unless executed in a writing signed by both parties.

16. Opportunity to Review. Employee acknowledges that Employee has had the opportunity to review this Agreement, and to have Employee’s attorney, if Employee is represented by any such attorney, do the same, before executing the Agreement. The Agreement accurately recites the product of negotiations between the parties.

17. Good Faith. The parties hereto shall exercise good faith in the undertaking of all the duties, obligations, rights and responsibilities set forth herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending to be bound hereby.

FISION HOLDINGS, Inc.

By:

Its

EMPLOYEE:

By:
Jason Mitzo

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ADDENDUM A

THIS ADDENDUM, is effective September 7, 2017, by and between FISION Holdings, Inc., a Minnesota corporation (hereinafter “FISION” or “Company” or “Employer”) and Jason Mitzo, a resident of Minnesota (hereinafter “Employee” or “Mitzo”). This agreement and all addendums supersede any previous agreements between the Company and Employee.

WHEREAS, this Addendum is fully incorporated into the EMPLOYMENT, CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT effective September 1, 2017 (“Agreement”) between FISION and Employee and specifically addresses Employee’s compensation and benefits per Sections 3 and 4 of that Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to as follows:

1.	BASE SALARY COMPENSATION: Effective upon the Company raising $1 million of new equity, Employee shall be paid a base salary compensation of FIFTEEN THOUSAND DOLLARS and 00/100 cents ($15,000.00) per month in accordance with the Company’s payroll policy.

•	Employee will earn compensation of FIFTEEN THOUSAND DOLLARS and 00/100 cents ($15,000.00) per month.

•	Future increases in base salary compensation shall be reviewed at least annually for potential increase relative to company performance and compensation levels at comparative companies.

2.	PAID-TIME-OFF and OTHER BENEFITS: FISION agrees to grant Employee twenty-one (21) days of paid personal time off (PTO) per year vested monthly. Such PTO shall be used for vacation, sick leave and all other non-working absences from FISION. Employee will be eligible to participate in all other company benefits available to any other FISION employee or consultant.

3.	FISION COMMISSIONS AND STOCK OPTIONS: Employee will earn commissions, payable at least quarterly, to be memorialized in Addendum B. [Goal is to obtain a total compensation package of $250,000 inclusive of base compensation, bonuses, and sales commissions, based on meeting 100% of sales goals for the entire sales organization.]

FISION also awards to Employee 1,000,000 stock options, 37.5% to be vested immediately, and the remaining 62.5% over the next three years, with a quarterly vesting schedule, as long as Mitzo is an employee of the Company, to purchase common stock of the Company to Employee, as detailed in the non-qualified stock option agreement.

FISION will also award to Employee an additional 500,000 shares of restricted common stock in the Company, to be vested over the next four years, to be vested and awarded annually, as long as Mitzo is an employee of the Company. As an officer and/or an affiliate of the Company, any shares awarded and issued, after each vesting period, the shares will be subject to Rule 144(a)(3) of the Securities and Exchange Act.

4.	TERMINATION OF ADDENDUM: This Addendum shall terminate upon execution of a new Addendum A or by termination of the Agreement and any extensions.

IN WITNESS WHEREOF, the parties have made and entered into this Addendum effective as of the date first written above.

EMPLOYEE:		FISION HOLDINGS, INC.

By:		By:
Jason Mitzo
Title:

Date:		Date:

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ADDENDUM B

THIS ADDENDUM B, is effective September 7, 2017, by and between FISION Holdings, Inc., a Minnesota corporation (hereinafter “FISION” or “Company” or “Employer”) and Jason Mitzo, a resident of Minnesota (hereinafter “Employee” or “Mitzo”). This agreement and all addendums supersede any previous agreements between the Company and Employee.

WHEREAS, this Addendum B is fully incorporated into the EMPLOYMENT, CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT effective September 1, 2017 (“Agreement”) between FISION and Employee and specifically addresses Employee’s compensation and benefits per Sections 3 and 4 of that Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to as follows:

1.	COMMISSIONS: Effective September 1, 2017, Employee shall be paid sales commissions based on Fision product sales made directly and solely by the Employee and accepted by the Company. The Company shall have the right to establish prices, charges and terms governing the sale of its product and services. The company agrees to pay Mitzo a commission on these product sales for each of the contract years, based on the date of the signing of a new customer contract, based on the following schedule. All commissions are based on meeting 100% of the annual sales goal threshold.

a.	Contract Year One: Commissions earned at 15% of any startup (one-time setup) fees plus 15% of the recurring monthly licensing fees. Commissions will not be paid on any other revenues from the customers beyond the one-time startup and recurring monthly licensing fees (i.e. email surcharges, additional templates, hosting surcharges, text messaging, etc.)

b.	Once the Employee exceeds 200% of his sales goal, the commission schedule immediately reduces by fifty percent (50%) for purposes of calculating commissions to Employee. For example, if an annual sales goal is set for $750,000, and the Employee hits $1,500,000 new revenues for the year, then all commissions calculated will be paid on half the commission rate stated in this Addendum B.

c.	As CRO employee will also collect 2% override on all new sales for entire sales team for first year.

d.	Commissions are based on meeting 100% of the annual sales goal threshold, illustrated as follows:

i. @ 80% of Sales Goal: Year One-12% commission
ii. @100%+ of Sales Goal: Year One-15% commission

e.	The Company management reserves the right to change the commission schedule.

f.	Commissions are paid, as long as Mitzo is employed by the Company. Once Employee is no longer with the Company, commissions will be terminated.

g.	All commission payments are based on the collection of customer invoices. Employee will be paid earned commissions no later than on a quarterly basis.

h.	Total commissions for new customer contracts will be limited to an aggregate of ten percent (17%). In the case of joint sales efforts with Mitzo, all other sales people and independent sales agents involved in the sales process to close a customer contract, commissions will be split on a case-by-case basis. In no event will the combined sales commissions, in aggregate, exceed ten percent (17%).

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The CRO will receive a two percent (2%) commission override on all new business revenues generated by the Company, once the Company hits 100% of the annual new business revenue target for each calendar year. For example, in 2017, if the revenue target for the Company is set at $3.2M, then the CRO will receive two percent (2%) of the $3.2M – a $64,000 bonus override.

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2.	SALES GOALS: Employee agrees the 2017 sales goal for Mitzo is $TBD for new sales identified and sold directly by Employee. Any joint sales activities by Mitzo will be split proportionately on a case-by-case basis. For example, for a joint sales effort where a lead is identified by another party, the ultimate closing of a new customer contract will be split 50%-50% for purposes of the sales goal and commissions. Each new calendar year, the CEO of the Company will set a new sales goal for the upcoming year (i.e. 2017 calendar year and beyond).

3.	TERMINATION OF ADDENDUM: This Addendum B shall terminate upon execution of a new Addendum B or by termination of the Agreement or Employment by Mitzo, including any extensions.

IN WITNESS WHEREOF, the parties have made and entered into this Addendum effective as of the date first written above.

EMPLOYEE:		FISION HOLDINGS, INC.

By:		By:
Jason Mitzo
Title:

Date:		Date:

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